MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

PENNSYLVANIA MUNICIPAL BOND FUND

SERIES #4

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/11/2003	Puerto Rico Highway & Trans. Authority - 5% 7/28	3,500,000	1,673,595,000	Salomon Smith